Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


We are aware that our report dated January 31, 1999 on our review of interim consolidated financial information of Hypercom Corporation (the "Company") for the three month and six month periods ended December 31, 1998 and 1997, and included in the Company's Form 10-Q for the quarter ended December 31, 1998, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 333-40457, 333-40459, 333-40461 and 333-
40333). Pursuant to Rule 436(c), under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PRICEWATERHOUSECOOPERS LLP
Phoenix, Arizona

February 11, 1999

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